Exhibit 99.1

News	KeyCorp
127 Public Square
Cleveland, OH 44114

CONTACTS:	ANALYSTS	MEDIA
	Vernon Patterson	William C. Murschel
	216.689.0520	216.828.7416
	Vernon_Patterson@keybank.com	William_C_Murschel@keybank.com

Christopher F. Sikora
216.689.3133
Chris_Sikora@keybank.com

INVESTOR		KEY MEDIA
RELATIONS:	www.key.com/ir	NEWSROOM: www.key.com/newsroom
FOR IMMEDIATE RELEASE
BARBARA R. SNYDER ELECTED TO KEYCORP BOARD OF DIRECTORS
Case Western Reserve University President brings distinguished academic leadership and insight on healthcare and bioresearch industries
CLEVELAND, July 15, 2010 — KeyCorp (NYSE: KEY) announced today that Barbara R. Snyder has been elected to KeyCorp’s Board of Directors.
     Snyder is president of Case Western Reserve University, a post she assumed on July 1, 2007 following four years as Executive Vice President and Provost of The Ohio State University. Earlier she was Vice Provost for Academic Policy and Human Resources at OSU. She served as a faculty member of the university’s Moritz College of Law from 1988 to 2007. From 2000 to 2007, she held the Joanne W. Murphy / Classes of 1965 and 1973 Professorship at OSU. Snyder began her academic career in 1983 as an assistant professor at Case Western Reserve’s School of Law
     “Barbara Snyder will be a significant contributor on our Board,” said Henry L. Meyer III, KeyCorp chairman and chief executive officer. “She brings considerable and distinguished experience in leadership at two major institutions of higher learning and research. Her relationships and perspective on the healthcare and bioresearch industries, and the Cleveland community, will be invaluable.”
     The election increases the size of KeyCorp’s Board of Directors to 16 members.
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     Snyder currently serves as a board member or trustee of BioEnterprise, Northeast Ohio Technology Coalition, Greater Cleveland Partnership, University Circle Inc., Musical Arts Association (Cleveland Orchestra), the Ohio Third Frontier Advisory Board, and the Northeast Ohio Council on Higher Education. She served as BioEnterprise board chair from May 2008 to May 2009.
     A graduate of the University of Chicago Law School, Snyder holds a bachelor’s degree from Ohio State. She began her career as an associate in the Chicago law firm of Sidley & Austin.
     Cleveland-based KeyCorp (NYSE: KEY) is one of the nation’s largest bank-based financial services companies, with assets of approximately $95 billion at March 31, 2010. Key companies provide investment management, retail and commercial banking, consumer finance, and investment banking products and services to individuals and companies throughout the United States and, for certain businesses, internationally. For more information, visit https://www.key.com/.
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